Exhibit 4.3

January 10, 2025

Holder of Warrants to Purchase Common Stock issued in March 2024, April 2024 and May 2024

Re: Amendment to Existing Warrants

Dear Holder:

Reference is hereby made to the concurrent registered direct offering on or about the date hereof (the “Offering”) by Greenwave Technology Solutions, Inc. (the “Company”) of its securities. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Existing Warrants (as defined below).

The Company hereby amends, and the Holder by executing a counterpart signature page agrees to accept such amendment of, the Holder’s Existing Warrants, as applicable and set forth on the signature pages hereto, issued on or about (a) March 18, 2024 (the “March Warrants”), (b) April 22, 2024 (the “April Warrants”), and (c) May 16, 2024 (the “May Warrants” and together with the March Warrants and the April Warrants, the “Existing Warrants”), each having an exercise price of $2.91 per share pursuant to the terms below:

(i)	the Exercise Price of the Existing Warrants shall be amended to the “Minimum Price” as defined pursuant to the rules and regulations of the Nasdaq Stock Market, which such Exercise Price shall be equal to $1.50 per share (the “Exercise Price Adjustment”);

(ii)	the number of Warrant Shares underlying the Existing Warrants shall be increased such that the Holder shall have 250% of the number of shares of Common Stock underlying the Existing Warrants immediately prior to such adjustment (the “Quantity Adjustment”);

(iii)	following the Exercise Price Adjustment and Quantity Adjustment, Section 3b) in each of the Existing Warrants shall be amended and restated to read as follows: “Section 3b). Reserved.”; and

(iv)	following the Exercise Price Adjustment and Quantity Adjustment, Section 3f) in each of the Existing Warrants shall be amended and restated to read as follows: “Section 3f). Reserved.”

In consideration for the Holder’s entry into this letter agreement (the “Warrant Amendment”), to the extent required under the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity), the Company agrees to submit to its stockholders at its next annual or special meeting of stockholders following the date hereof, proposals (the “Warrant Proposals”) obtaining such approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) from the stockholders of the Company with respect to the issuance of the Warrant Shares pursuant to the Quantity Adjustment hereof and the alternative cashless exercise provision pursuant to Section 2(c) of the Existing Warrants (the “Stockholder Approval”), with the recommendation of the Company’s Board of Directors that such proposals are approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. If the Company does not obtain Stockholder Approval at its next annual or special meeting of stockholders, the Company shall include the Warrant Proposals to be submitted to the stockholders of the Company for consideration in each future proxy statement filed by the Company with the Commission until the Stockholder Approval is obtained or the Existing Warrants are no longer outstanding.

Except as expressly set forth herein, the terms and provisions of the Existing Warrants shall remain in full force and effect after the execution of this Warrant Amendment and shall not in any way be changed, modified or superseded except by the terms set forth herein.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Existing Warrants, as applicable that reflects the Warrant Amendment in exchange for the surrender for cancellation of the Holder’s Existing Warrants, as applicable, to be amended as provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Greenwave technology solutions, Inc.

By:
Name:	Danny Meeks
Title:	Chief Executive Officer

[SIGNATURE PAGE TO WARRANT AMENDMENT AGREEMENT]

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Number of Existing Warrants, as applicable to each Holder:

March Warrants __________________

April Warrants __________________

May Warrants __________________

Number of Amended Existing Warrants, as applicable to each Holder:

March Warrants __________________

April Warrants __________________

May Warrants __________________

[SIGNATURE PAGE TO WARRANT AMENDMENT AGREEMENT]